                                   EXHIBIT "B"

                             MEMORANDUM OF AGREEMENT

           BETWEEN DREAMWORKS L.L.C. AND UNIVERSAL CITY STUDIOS. INC.

                         HOME VIDEO FULFILLMENT SERVICES

                                TABLE OF CONTENTS

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1.       GENERAL PURPOSE.........................................................................................    1

2.       VIDEOGRAMS AND PICTURES.................................................................................    1

         A.       VIDEOGRAMS.....................................................................................    1
         B.       PICTURES/DW VIDEOGRAMS.........................................................................    1
         C.       SCOPE OF FULFILLMENT SERVICES..................................................................    2

3.       MCA OBLIGATIONS.........................................................................................    3

         A.       FULFILLMENT SERVICES...........................................................................    3
         B.       PICTURE-BY-PICTURE.............................................................................    4
         C.       CREDIT.........................................................................................    4
         D.       OUT-OF-POCKET COSTS............................................................................    5

4.       CIC SERVICES............................................................................................    5

5.       MCA SERVICE FEES........................................................................................    6

         A.       DOMESTIC RECEIPTS..............................................................................    6
         B.       FOREIGN RECEIPTS...............................................................................    6
         C.       INCLUSION OF DW CONTRACTS......................................................................    6

6.       TERM....................................................................................................    7

7.       TERMINATION OF AGREEMENT................................................................................    8

         A.       TERMINATION WITHOUT CAUSE:.....................................................................    8
         B.       TERMINATION WITH CAUSE:........................................................................    8

8.       ADDITIONAL PROVISIONS...................................................................................   11

         A.       STANDARD OF CARE...............................................................................   11
         B.       REPRESENTATIONS AND WARRANTIES.................................................................   12
         C.       INSURANCE......................................................................................   13
         D.       COPYRIGHT......................................................................................   13

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

         E.       OTHER ACTIVITIES...............................................................................   13
         F.       OTHER PROVISIONS...............................................................................   14

SCHEDULE I.......................................................................................................   18
SCHEDULE II......................................................................................................   28
SCHEDULE III.....................................................................................................   37
EXHIBIT "B-1"....................................................................................................   39

                                   EXHIBIT "B"

                             MEMORANDUM OF AGREEMENT
           BETWEEN DREAMWORKS L.L.C. AND UNIVERSAL CITY STUDIOS. INC.

                         HOME VIDEO FULFILLMENT SERVICES

      This agreement (which incorporates by reference herein the attached Schedules I, II and III and Exhibit "B-1") ("Exhibit B") is entered into as of June ____, 1995 by and between DreamWorks L.L.C., a Delaware Limited Liability Company ("DW"), and Universal City Studios, Inc. (herein "MCA") relating to home video fulfillment services.

      In consideration of the covenants and conditions herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.    GENERAL PURPOSE

DW is engaged in the business of distribution of "Videograms" (as defined below) of "DW Pictures" (as defined below) throughout the world and, as between DW and MCA, exercises total dominion and control over distribution thereof. MCA is willing to render certain fulfillment services to DW in furtherance of DW's Videogram business and accept the terms and conditions set forth herein for such services.

2.    VIDEOGRAMS AND PICTURES

      A.    Videograms

      A "Videogram" is a videocassette, laserdisc or Digital Versatile Disc ("DVD") intended for in-home use by members of the public and physically transported to the home for such use that is sold or rented and physically embodies (without need for further transfer of data or further activation or other authorization from outside the home) a "Picture" (as defined below) for exhibition by a playback device which causes a visual image of the Picture to be seen, in a linear fashion, as such Picture is made available by DW for video distribution, and which Picture appears on the screen of a television receiver or other monitor in the home. CD-ROM, CD-I products, video games, and interactive products (including, but not limited to, DVD interactive products containing a Picture[s]) or pictures of any type, are not Videograms.

B.    Pictures/DW Videograms

      A "Picture" is, in reference to a Videogram, a theatrical motion picture, one or more TV programs, TV movies or TV episodic series, or a direct-to-video motion picture (any of which may be live action, animated, short, feature length or otherwise), except to the extent DW reserves any rights in and to such Videogram pursuant to the terms of this Exhibit "B". DW shall designate at its sole discretion which, if any, of its Pictures (each, a "DW Picture") will be distributed by means of a Videogram (each, a "DW Videogram").

      C.    Scope of Fulfillment Services

      Subject to the terms of this Exhibit "B" (including, without limitation, Paragraph 3.A. below) MCA shall have the exclusive right and obligation to render fulfillment services for every DW Videogram which is initially distributed as a DW Videogram during the Term or within *** following the corresponding DW Picture's initial general U.S. theatrical release (provided such initial U.S. theatrical release occurs during the Term), and shall be obligated to render such services as requested by DW in accordance with and subject to the terms of this Exhibit "B". To the extent MCA is required to render fulfillment services in connection with any DW Videogram as provided above, DW may elect in its sole discretion to require MCA to render fulfillment services in connection with such DW Videogram(s) for the entire initial (as determined by DW in its absolute discretion) distribution cycle throughout the Territory notwithstanding expiration of the Term (in which event this Exhibit "B" shall remain in full force with respect to such DW Videogram(s) for such extended period). DW shall consult in good faith with MCA respecting the timing of television releases, interactive devices containing an entire DW Picture(s) and mail order sales, provided, however, that in the event of a disagreement, DW's decision shall govern. MCA shall not have the right to refuse to render fulfillment services in connection with any DW Videogram, except (i) where its provision of such services is expressly prohibited by applicable law; (ii) where its refusal is for censorship reasons; or (iii) in a country(ies) where neither Cinema International Corporation B. V., a company incorporated in the Netherlands, nor any entity which it owns or controls in whole or in part ("CIC") renders, or arranges for the rendering of, fulfillment services in connection with Videograms. Where permitted, MCA will give timely prior notice of its intention not to render fulfillment services in connection with a DW Videogram in sufficient time to allow DW to render fulfillment services, or cause fulfillment services to be rendered, for such DW Videogram(s) on or about the dates contemplated for initial Videogram release. If MCA refuses as provided above (or is deemed unable due to force majeure as provided in Paragraph 7.d.(ii) below) to render fulfillment services in connection with any DW Videogram hereunder (and/or with respect to any DW Videogram embodying a DW Picture(s) in connection with which MCA refuses to distribute pursuant to Paragraph 2.c. of Exhibit "A") in any country(ies), DW shall have the right in its sole discretion to withdraw any such DW Videogram(s) from MCA, and render fulfillment services or cause fulfillment services to be rendered, for such Videogram(s) in such countries(ies) at its risk (except as provided in Paragraph 8.D.(ii) of this Exhibit "B" with respect to loss or destruction of any DW Videograms or related physical elements in MCA's or CIC's or any of their "Subdistributors" (as defined below) or agents' possession or control), without any obligation (including, without limitation, any obligation to pay any "Service Fee" or "Service Expenses") with respect to the distribution of such DW Videogram(s) in such country(ies) incurred after the date DW withdraws such DW Videogram(s) from MCA. In the event DW elects to withdraw any DW Videogram(s) from MCA by reason of MCA refusing to distribute the corresponding DW Picture(s) pursuant to Paragraph 2.c. of Exhibit "A", DW will use commercially reasonable best efforts to utilize materials previously approved by DW and created by MCA and/or CIC in connection with such DW Videogram(s), and DW shall reimburse MCA and/or CIC for their actual out-of-pocket costs for any materials DW elects to utilize.

      D. Notwithstanding anything to the contrary in this Exhibit "B", the parties agree that: (i) MCA shall not be required hereunder to violate any contract existing as of the date hereof or any law, provided MCA shall give DW written notice promptly following (1) DW's

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

submission of a proposed marking plan(s) or other request for "Services" (as defined below), but in no event later than 30 days following such submission or request specifying in reasonable detail any requirement hereunder which would cause MCA to violate any such existing contract (and including a copy of the relevant provision[s] of such contract) and/or any law or (2) MCA's knowledge of any such violation or prospective violation; (ii) if MCA receives a claim (which MCA in its good faith business judgment believes poses a risk of a result materially adverse to MCA) that any Services requested by DW violate any third party rights and, as a result thereof, MCA desires to discontinue rendering such Services, MCA will be permitted to do so until such time, if ever, as such claim has been resolved in MCA's favor or in any other manner which does not prevent MCA from rendering such Services and provided that, prior to discontinuing such Services, MCA shall give DW written notice specifying in reasonable detail the specifics of such claim (as well as a copy of any relevant pleadings, demand letters, correspondence, etc.) and shall nonetheless continue rendering such Services for a reasonable period of time so as to enable DW to arrange for a commercially acceptable alternative; (iii) MCA shall not be required to cause CIC to deliver greater services, information, data or reports (collectively, "Services") than the comparable level of Services which CIC then renders to MCA or to any of the "CIC Owners" (as defined below) (provided, however, that MCA will use its best efforts to cause CIC to comply with any additional requirements or Services requested by DW, it being acknowledged that MCA cannot guarantee that CIC will agree to do so); and (iv) there will not be a material reduction (on an overall basis) in the Services provided hereunder, from that provided by CIC to MCA or any of the CIC Owners in June 1995 although the parties acknowledge that (1) any such material reduction shall not be deemed to be a breach of this Exhibit "B", and (2) each of the CIC Owners may themselves render or cause to be rendered specific Services theretofore rendered by UIP and, in such event, to the extent MCA renders or causes to be rendered such Services to its own Videograms generally, it shall provide such Services to DW at no additional cost.

3.    MCA OBLIGATIONS

      A.    Fulfillment Services

      MCA's fulfillment services are set forth in Schedule I attached hereto, which together with such ancillary and miscellaneous services reasonably necessary to facilitate the successful rendition of such services shall constitute MCA's obligations hereunder. Notwithstanding the foregoing or anything to the contrary in this Exhibit "B", DW retains (and reserves for itself) the right to render, or cause to be rendered, all fulfillment services and related activities in connection with its right to sell or otherwise distribute DW Videograms as promotional or premium items in connection with a so-called commercial tie-in arrangement or otherwise (including, but not limited to, sale of DW Videograms at a fast food restaurant such as McDonald's or Burger King, or at any other business not regularly in the business of selling or renting Videograms, whether or not the purchaser of such DW Videogram must also purchase one of such business' normal products); or for use in or by schools, or community, religious or charitable institutions; or for use in so-called award campaigns, and any amounts. received in connection therewith shall be excluded from "Domestic Receipts" (as defined in Schedule II) and "Foreign Receipts" (as defined in Schedule II); provided, however, that DW may in its sole discretion delegate in writing to MCA the rendering of fulfillment services in connection with these rights, in which event MCA shall carry out DW's instructions and any amounts received which are directly attributable to such fulfillment services shall be included in Domestic Receipts or Foreign Receipts, as applicable. If MCA renders fulfillment services per the preceding sentence in connection only with part of a premium or promotional deal, as requested by DW, then MCA's Service Fees shall be calculated only on that portion of the Domestic Receipts and/or Foreign Receipts, as applicable, directly attributable to MCA's rendition of fulfillment services. (For example, if DW enters into an agreement with McDonalds whereby DW agrees to pick, pack and ship 4,000,000 DW Videograms of a particular DW Picture to McDonalds, and MCA picks, packs and ships 1,000,000 DW Videograms of such DW Picture, then in MCA's inventory to McDonalds at DW's request and on DW's behalf, MCA's Service Fee shall be calculated on 25% of the "Receipts" [as defined in Schedule II] from such deal.) The parties further agree that: (i) DW will give MCA notice of its intended theatrical or non-theatrical DW Videograms in connection with which DW will be requiring MCA to render fulfillment services in the next three months, updated on a revolving quarterly basis; such notice shall include courtesy notice of any such DW Videograms which DW has then scheduled to release after such quarter; and (ii) DW shall give MCA 12-months (or such shorter period as may be dictated by DW s release schedule) advance courtesy notice of any intended direct-to-video DW Videogram(s) (rental and/or sell-through) in connection with which DW will be requiring MCA to render fulfillment services. If MCA anticipates that it will (and does) incur additional overhead as a direct result of rendering fulfillment services in connection with such non-theatrical DW Videograms, it must so advise DW in writing of all such additional overhead expenses not less than 90 days in advance thereof and, if DW thereafter commits to such number of non-theatrical releases, DW cannot reduce the number of such non-theatrical releases without reimbursing MCA for such additional incremental overhead; (iii) if MCA objects to any DW promotion or DW's early television exploitation of a DW Picture(s) which is contrary to MCA's prevailing policy for all MCA releases, then MCA shall have the right to publicly so state that DW's policy is contrary to MCA's policy; and (iv) MCA shall give DW, on a continuing basis, reports of other studio's release activities to the extent the same are available and as consistent with law and the other provisions of this Exhibit "B".

      B.    Picture-by-Picture

            (i) Such fulfillment services shall be rendered on a Picture-by-Picture, territory-by-territory basis as requested and directed by DW, provided that MCA shall not be required to render fulfillment services hereunder that are in the aggregate substantially in excess of the comparable type of services which MCA renders, or secures the rendering of by third parties, in connection with its own or any third parties' comparable Videograms.

            (ii) Every fulfillment service MCA provides to DW in connection with each DW Videogram hereunder will be rendered in compliance with DW's contractual obligations to third parties of which MCA receives notice.

      C.    Credit

      MCA shall comply with DW's credit requirements respecting the DW Videograms, and, in this regard, it is agreed that DW Home Video shall receive credit in the form "DreamWorks Home Video" or such other form as DW designates from time-to-time on screen and in packaging and advertising and that DW shall have the right to designate all other credits on the

DW Videograms (and that neither MCA and/or CIC shall be entitled to receive any credit in connection with same). Any MCA agreement with a third party for fulfillment services for the DW Videograms shall provide that the third party contracting with MCA is contractually bound to abide by all such credit obligations.

      D.    Out-of-Pocket Costs

      MCA shall, unless instructed otherwise by DW, secure and pay for goods and services from third parties in the video business on DW's behalf, provided that
(i) the costs are substantially equivalent to the costs (including the benefits of discounts, rebates and allocations) paid by MCA on behalf of its own video business; and (ii) are encompassed within budgets pre-approved by DW for the services to be so rendered. DW shall reimburse MCA for such out-of-pocket costs expended on DW's behalf as provided in Schedule II attached hereto. Notwithstanding the foregoing, if DW enters into its own third party arrangements per paragraph 8 of Schedule I, DW shall pay such third party supplier(s) directly as set forth therein.

4.    CIC SERVICES

      The parties acknowledge that MCA will cause the fulfillment services in the "Foreign Territory" (as defined below) to be rendered by CIC, and MCA hereby guarantees and will be fully responsible for performance hereunder by CIC in accordance with and subject to the terms and conditions set forth in this Exhibit "B". References to CIC therefore shall refer to those services of CIC which MCA is supplying hereunder and, where applicable, references to MCA include CIC. With respect to the DW Videograms, MCA shall delegate to DW whatever powers and authorities MCA is entitled to under its agreement with CIC; provided, however, that if MCA is contractually prevented from delegating such powers and authorities under its presently existing agreement with CIC, MCA will exercise such powers and authorities on DW's behalf and at DW's direction or in concert with MCA. The parties acknowledge that CIC may render fulfillment services for the DW Videograms through the Subdistributors in the territories and on the terms as more specifically set forth in Exhibit "B-1", attached hereto and incorporated herein by this reference; in these instances, references in this Exhibit "B" to "CIC" shall include all Subdistributors. Amounts received by CIC and any such Subdistributors shall be deemed Receipts received by MCA and there will be no "doubling up" of MCA's and CIC's "Service Fees" and/or "Service Expenses". The parties acknowledge that, subject to DW's reasonable approval and the provisions of Paragraph 5.B., CIC's fulfillment services may be rendered by CIC through a co-venture(s) in some territories within the Territory (e.g., Hong Kong, China), which co-ventures shall not be considered subdistribution. In these instances, reference to "CIC" shall include such co-ventures for all purposes hereunder. Accordingly, all amounts payable or credited to such co-ventures in connection with the DW Videograms shall be included in deemed "Foreign Receipts", and DW shall be accorded audit rights with respect to all such co-ventures.

5.    MCA SERVICE FEES

      A.    Domestic Receipts

      Service Fees for MCA's fulfillment services are based on Domestic Receipts from the "Domestic Territory" (i.e., United States and Canada and their territories and possessions [including, specifically without limitation, Guam, Midway Islands, U.S. Virgin Islands, Canal Zone, Saipan, Marshall Islands and Puerto Rico], the Bahamas and Bermuda), as more fully set forth in Schedule II.

      B.    Foreign Receipts

      Service Fees for MCA's fulfillment services are based on Foreign Receipts from the "Foreign Territory" (i.e., the entire world excluding only: (i) the Domestic Territory; and (ii) South Korea, North Korea and the remainder of Asia [excluding Japan], but only if and to the extent DW assigns distribution rights, the right to render fulfillment services ["Service Rights"] and/or any or all of DW's rights in connection with the DW Videograms, as DW elects from time-to-time, in such countries to or through Lee Entertainment L.L.C. or any of its affiliated or related parties, or any of their successors or designees [collectively, the "Korean Shareholder"] pursuant to an agreement between DW and the Korean Shareholder [the "Investor Agreement"]). The number of countries so excluded may increase during the Term as such Korean Shareholder distributes or renders fulfillment services similar to those defined hereunder for DW Videograms in more countries in Asia (other than Japan). DW will provide MCA with reasonable notice, if and to the extent that DW receives same, of such additional countries, although DW's failure to do so shall not be deemed a breach of this Exhibit "B"; provided, however, if and to the extent that MCA and/or CIC has previously entered into arrangements, pre-approved by DW in such additional countries, DW shall hold harmless MCA from any third party claims and actual out-of-pocket losses (i.e., excluding internal costs, profits and/or other consequential damages) resulting from DW's failure to provide timely notice. In any event, any such change in countries shall be prospective only (i.e., it will only affect DW Videograms in connection with which MCA has not rendered fulfillment services). Notwithstanding the foregoing, if the Korean Shareholder's distribution rights or Service Rights have terminated with respect to a particular DW Videogram(s) or in a specified country(ies), and/or if the Investor Agreement terminates, then to the extent the Korean Shareholder no longer has such rights, the Foreign Territory shall then include any such excluded country(ies) and/or MCA shall then have Service Rights with respect to the particular DW Videogram(s), as the case may be. Notwithstanding the foregoing, it is agreed that the Korean Shareholder may not cause fulfillment services for DW Videograms to be rendered through another U.S. "major" motion picture entity (currently Twentieth Century Fox, MGM, Warner Bros., Sony and Disney), although it may engage in a co-venture with such entity(ies) for such distribution or fulfillment services.

      C.    Inclusion of DW Contracts

      DW shall have the right to enter into contracts in its own name with SuperComm, Rentrack and/or other intermediary distribution entities substantially similar to SuperComm and Rentrack. All revenue directly attributable to the actual sale of DW Videograms pursuant to such contracts, other than a sale advance or signing bonus (both of which shall be retained by DW and not included in Receipts), shall be included in Domestic Receipts or Foreign Receipts, as applicable, for the purpose of determining MCA's Service Fees. Notwithstanding the foregoing, with respect to sale advances, MCA shall be entitled to its Domestic Service Fee and/or Foreign Service Fee, as applicable, with respect thereto as and to the extent such advance is earned out by the actual sale of DW Videograms. If and to the extent required by DW, MCA will provide fulfillment services in connection with these contracts.

      MCA shall enter into contracts with respect to DW Videograms in its own name (subject to DW's right to approve the terms of such contracts and be directly involved [in-person] in the negotiations of such contracts) or as otherwise requested by DW, with retail accounts (e.g., video chains and stores), general merchandise stores (e.g., Wal-Mart, K-Mart, supermarkets) and similarly situated parties who are or may reasonably be expected to be Videogram customers of MCA. If MCA fails to enter into such contracts promptly following DW's request, DW shall have the right to enter into such contracts in DW's own name). If and to the extent required by DW consistent with this Exhibit "B", MCA will provide fulfillment services in connection with such contracts. Provided MCA renders all fulfillment services required pursuant to the preceding sentence, all revenue directly attributable to the actual sale of DW Videograms pursuant to such contracts, other than a sale advance or signing bonus (both of which shall be remitted to DW), shall be included in Domestic Receipts or Foreign Receipts, as applicable, for the purpose of determining MCA's Service Fees; provided, however, that with respect to sale advances, MCA shall be entitled to its Domestic Service Fee and/or Foreign Service Fee, as applicable, with respect thereto as and to the extent such advance is earned out by the actual sale of DW Videograms. Notwithstanding the foregoing, if such contracts require MCA to bear additional costs in connection with extraordinary fulfillment services not customarily rendered by MCA in connection with other Videograms and MCA so informs DW promptly upon DW's request that MCA render fulfillment services in connection with such contracts, then DW will, at DW's election, either: (a) reimburse MCA for such additional costs pre-approved by DW; (b) require MCA to render fulfillment services (except only such extraordinary fulfillment services) in connection with such contract(s); or (c) withdraw such contracts from MCA, in which event MCA shall not be required to render fulfillment services with respect thereto and no Service Fee shall be payable to MCA in connection with such contracts.

6.    TERM

      "Term" means the period commencing on the date hereof and continuing through December 31, 2001; provided that the Term may be extended for an additional four-year period at DW's and MCA's mutual agreement confirmed by both parties in writing no later than 90 days prior to December 31, 2001 and/or as set forth in Exhibit "B-1". Notwithstanding the foregoing and subject to the terms of this Exhibit "B", as and to the extent required by DW pursuant to Paragraph 2.B. above, MCA will continue to render fulfillment services in connection with the DW Videograms on a Picture-by-Picture and country-by-country (or territory-by-territory) basis, following expiration of the Term. Notwithstanding the foregoing, the Term is subject to earlier termination in accordance with Paragraph 7 below.

7.    TERMINATION OF AGREEMENT

      A.    Termination Without Cause:

            (i) DW and/or MCA shall be entitled to terminate this Exhibit "B" and/or Exhibit "A" (but not Exhibit "C" and/or Exhibit "D") as DW or MCA, as applicable, determines in its sole discretion at any time, without cause, upon twelve months' written notice. Termination without cause must be in good faith and after written notice to the non-terminating party specifying in good faith the terminating party's problems, suggested solutions and following the opportunity for both parties to meet and work together to cure such problems. Termination under this subparagraph 7.A. will not be subject to arbitration and/or litigation except for claims of bad faith or an alleged violation of the next sentence. Termination without cause would not be appropriate if the reason for the termination was: (a) solely for the economic advantage of the terminating party (e.g., for DW to make a better deal or if MCA determined that this is not a good deal), it being acknowledged that if DW's policies with respect to television release and mail order sales holdbacks, premium and promotional rights and/or interactive rights are substantially different than MCA's policies respecting same, and such DW policies materially and detrimentally affect MCA's business, MCA's election to terminate without cause for such reason shall not be deemed to be solely for its economic advantage; and/or (b) solely because DW has started (or wants to start) its own fulfillment or an additional or expanded distribution company and/or network for the Territory (although if DW otherwise terminates without cause, DW may thereafter commence its own fulfillment or an additional or expanded distribution company and/or network).

      B.    Termination With Cause:

            (i) This Exhibit "B" (and Exhibit "A", if DW determines in its sole discretion) may be terminated by the terminating party, either (a) entirely; (b) in any country(ies) or "Region(s)" (i.e., South America, Western Europe, Australia/New Zealand, Japan/Far East and Africa) where the applicable event, breach or non-performance has occurred (and either entirely in such country[ies] or Region[s], or only with respect to any of the DW Videogram(s) affected by such event, breach or non-performance in such country[ies] or Region[s]); and/or (c) in the entire Territory with respect to any DW Videogram(s) affected by such event, breach or nonperformance, all as the terminating party determines in its sole discretion without prejudice to any other rights or remedies available to it, upon the happening of any of the following circumstances:

                  (a) If the other party shall materially breach this Exhibit "B" (provided that the non-terminating party shall have a period of 30 days, or such other shorter period as may be reasonably required, with respect to each alleged breach, following written notice thereof specifying in reasonable detail the alleged breach and the action(s) necessary to cure same and indicating the DW Videogram(s) and country(ies) or Region(s) being terminated) to cure an inadvertent breach; provided that no such cure shall be allowed for a second breach of the same type as to which the breaching party has previously been notified and given a cure period; or

                  (b) If the non-terminating party shall make any assignment for the benefit of creditors, file a petition for bankruptcy, be judged bankrupt or become insolvent, or if the other party restructures or dissolves or changes pursuant to government order affecting a significant portion of the market.

                  (ii) This Exhibit "B" (and Exhibit "A", if DW determines in its sole discretion) may be terminated by DW, either (a) entirely; (b) in any country(ies) or Region(s) where the applicable event, breach or non-performance has occurred (and either entirely or in such country[ies] or Region[s], or only with respect to any of the DW Videogram(s) affected by such event, breach or non-performance in such country[ies] or Region[s]); and/or (c) in the entire Territory with respect to a DW Videogram(s) affected by such event, breach or non-performance, all as DW determines in its sole discretion, without prejudice to any other rights or remedies available to it, under any of the following circumstances:

                        (a) If MCA ceases to be the distributor in the Domestic Territory for its Videograms and/or if CIC ceases its distribution of Videograms for MCA; or

                        (b) If CIC "restructures" (i.e., if CIC ceases to be the foreign Videogram distribution entity for any or all of the "CIC Owners" [i.e., MCA and Paramount Pictures] or if the relative ownership interests of the CIC Owners change); provided, however, that DW shall not be entitled to terminate pursuant to this provision if CIC (or a successor entity) continues to be the distribution entity for Paramount and MCA and no other U.S. major theatrical studio or motion picture financier or distributor. If DW does not exercise its termination right under this subparagraph (b) and MCA is permitted to continue to render services hereunder, so long as CIC (or if it cannot legally, then MCA) continues the services required hereunder to the maximum extent legally possible given such event and at the level of services then required of CIC and MCA hereunder, such performance shall be deemed consistent with MCA's obligations hereunder, it being acknowledged that DW may nonetheless thereafter choose to exercise its termination right under this subparagraph. The parties hereby acknowledge that the CIC/Japan joint venture shall not be deemed to be a "restructure" of CIC; provided, however, that if such venture changes the relative ownership interests of the CIC Owners DW shall be entitled to terminate hereunder.

                        (c) If MCA: (a) fails to achieve timely and satisfactory manufacture or shipment of DW Videograms as requested (other than by reason of DW's delay in providing MCA with all materials necessary for such manufacture and shipment); or (b) manufactures DW Videograms that are defective or of unsatisfactory technical quality in excess of customary rates for first-class Videogram manufacturers (provided that DW shall give MCA reasonably prompt notice of any such alleged breach and/or non-performance and that MCA shall have a fair opportunity to cure (not to exceed 30 days or such shorter period as DW may reasonably require); or

                        (d) If more than 3 times during any 12-month period during the Term or an aggregate of 7 times during the Term (provided that DW shall have given MCA reasonably prompt notice of each such alleged breach and/or non-performance and that MCA shall have failed to cure the same within 5 days, or such shorter period as reasonably required by DW, following DW's written notice thereof to cure an inadvertent breach) MCA fails to:

                              (i)   Timely provide any fulfillment service
and/or marketing plans and budgets and/or other information or documentation required under this Exhibit "B"; or

                              (ii)  Release the DW Videograms pursuant to plan
on dates and for durations for the release of the DW Videograms approved by DW and with the content and materials provided by DW, except only if and to the extent that any changes are required to be made on an immediate basis (i.e., during which MCA does not have sufficient time to obtain DW's approval) due to censorship requirements and subject to customary force majeure events (provided, in the event of a delay caused by a force majeure event, DW shall be permitted to render fulfillment services, or cause fulfillment services to be rendered, for such DW Videogram(s) as provided in Paragraph 2.C. above if DW reasonably determines that CIC will not be available to release the DW Videograms as and when required by DW); or

                        (e) If CIC's exemption from certain trade laws and regulations in the European Economic Community is not extended or renewed by the EEC Commission or other governing body ("EEC"), with the result that CIC cannot conduct business in the EEC in the manner and with the organizational structure that exists as of the date of this Exhibit "B"; provided that if DW does not exercise its termination right under this subparagraph (e) and MCA is permitted to continue to render services hereunder, so long as CIC (or if it cannot legally, then MCA) continues the services required hereunder to the maximum extent legally possible given such event and at the level of services then required of CIC and MCA hereunder, such performance shall be deemed consistent with MCA's obligations hereunder, it being acknowledged that DW may nonetheless thereafter choose to exercise its termination right under this subparagraph; or

                        (f) If DW, in its sole discretion, determines that MCA and/or CIC rendering the fulfillment services will be more expensive with respect to out-of-pocket costs (but not necessarily with respect to Service
Fees) to DW than if DW were to render such services itself or through an affiliated entity; or

                        (g) If at any time during the Term any country(ies) or Region(s) comprising the Territory shall be or become subject to a United States Government embargo or trade restriction, and MCA fails to immediately comply with such embargo or trade restriction as to DW Videograms; or

                        (h) If DW exercises its termination right with respect to this Exhibit "B" under the first sentence of Paragraph 10.b.i. of Exhibit "A"
..

                        (i) The parties acknowledge that if and to the extent DW terminates for cause MCA's fulfillment services hereunder, subject to subparagraph j. below, MCA shall not be entitled to any Service Fee thereafter with respect to any terminated territory(ies) and/or DW Videograms (i.e., if DW terminates MCA's fulfillment services hereunder with respect to a particular territory(ies) and/or DW Videogram(s), MCA's Service Fee will be calculated solely on Receipts attributable to other than such terminated territory[ies] and/or DW Videogram[s]).

                        (j) Upon the termination or expiration of this Exhibit "B", DW shall have the option, at its sole discretion, to either (i) require MCA to continue to render fulfillment services for any or all of the DW Videograms (subject to continuation of Service Fees on such DW Videogram[s]) as and for the duration of the initial period (as determined by DW in its absolute discretion but not to exceed 180 calendar days following such expiration or termination date) of Videogram distribution, and during which MCA has committed to render fulfillment services as provided in this Exhibit "B" and in those parts of the Territory, designated by DW in its absolute discretion, (ii) permit MCA to sell off its then-existing inventory of DW Videograms upon the same terms and conditions as provided herein for a period not to exceed 180 calendar days following the date of expiration or termination hereof, (iii) require MCA to return its then-existing inventory of DW Videograms and all related materials to DW (such return to be at DW's cost and expense in the event of expiration, termination without cause by DW or termination for cause by MCA; or at MCA's cost and expense in the event of termination without cause by MCA or termination for cause by DW), (iv) immediately destroy or demagnetize MCA's then-existing inventory of DW Videograms, at MCA's sole cost and expense, in which event MCA shall promptly (but in no event more than 10 business days following destruction or demagnetization) furnish DW with certificates of destruction or proof of demagnetization, as the case may be; or
(v) any combination of the above. In addition, MCA shall promptly provide DW with a list of all outstanding orders for the DW Videograms. On expiration or other termination of the Term, subject to Section VIII.2. of the Master Agreement, MCA will immediately execute such quitclaims and other documents as DW's counsel reasonably deems necessary or advisable to evidence the termination of all MCA's rights with respect to some or all of the DW Videograms. Any disputes with respect thereto shall be resolved as set forth in Section VIII.2. of the Master Agreement. In the event no timely objection is made or such objection is resolved, and if MCA fails to execute immediately any document useful or necessary to effectuate the confirmation or implementation of the provisions hereof, DW shall be irrevocably appointed as MCA's attorney-in-fact for such purpose. It is acknowledged that said appointment power is coupled with an interest.

8.    ADDITIONAL PROVISIONS

      A.    Standard of Care

      Except as otherwise specifically directed or approved in writing by DW, in all actions under this Exhibit "B", MCA shall, and shall cause CIC to, act in accordance with at least that standard of care that it exercises in connection with the MCA Videograms and on behalf of each of the CIC Owners, as the case may be. Without limiting the generality of the foregoing, MCA shall ensure that (i) the fulfillment services MCA provides to DW hereunder will be in the aggregate substantially equivalent in quantity, level and priorities to the fulfillment services accorded by MCA with respect to MCA Videograms and/or other Videograms of Pictures of similar domestic theatrical box office results (or in the case of Pictures not released theatrically, similar format, length and public acceptance); and (ii) the services provided by CIC (and any Subdistributor) will be in the aggregate substantially equivalent in quantity, level and priorities to the services accorded by CIC with respect to CIC Owners' Videograms of Pictures of similar domestic theatrical box office results (or in the case of Pictures not released theatrically, similar format, length and public acceptance). In addition, the terms on which the fulfillment services for the DW Videograms are rendered, including, without limitation, terms applicable to collections and selection of retail accounts and release dates shall be no less favorable than similar terms applicable to MCA Videograms. In no event shall the Service Fees be less favorable to DW than the service fees paid to or retained by MCA and/or CIC in connection with MCA's (or CIC's) overall fulfillment services in the Territory for Videograms produced by any party other than a CIC Owner, it being agreed that for the purpose of determining whether MCA and CIC have complied with this "favored nations" assurance, MCA's or CIC's receipt of a service fee plus any other consideration in any form (e.g. non-monetary consideration such as other rights granted to MCA at the time) shall be taken into account, so that the determination is an "apples-to-apples" comparison, as much as possible, and, in any event, one Videogram deals and output deals for any country which represents less than *** of the receipts from Videogram distribution in the Territory for the prior year shall be excluded. Both parties shall operate under this agreement in good faith.

      B.    Representations and Warranties

      DW represents and warrants that:

            (i) As of the date(s) MCA and CIC commence rendering fulfillment services hereunder with respect to each DW Videogram, there will be no claims, liens, encumbrances or licenses which would limit or interfere with the rights hereby granted.

            (ii) All masters, submasters and other materials to be delivered or made available to MCA will be of a quality suitable for the manufacturing of technically acceptable DW Videograms.

            (iii) Unless DW notifies MCA or CIC in writing to the contrary, there will be no restrictions which would prevent MCA from rendering fulfillment services for the DW Videograms consistent with the provisions of this Exhibit "B". Except with respect to any payments that may be required as remuneration for so-called "rental and lending" rights in the EEC and elsewhere, there will not be any payments which must be made by MCA to any actors, musicians, directors, writers or other persons who participated in the Pictures, or to any union, guild or other labor organization for any right to exhibit the DW Videograms or as compensation in connection with such exhibition or for any other use of the DW Videograms or any of the rights therein and thereto, provided that DW shall not be obligated to supply any performing rights license (e.g., SESAC) which may be required in connection with exhibition of any DW Videogram except only to the extent obtained by the CIC Owners or otherwise as customary in the motion picture business for so-called "major" studios.

      MCA represents and warrants that:

            (i) Neither MCA nor CIC shall suffer or permit any lien, claim, encumbrance, pledge or mortgage to attach to any DW Videogram or to any materials furnished by DW relating to the DW Pictures, the masters, submasters and/or DW Videograms.

            (ii) No material (including, without limitation, advertising, publicity, promotional, trailers, etc.) added to the DW Videograms or used in connection therewith by MCA or on its behalf by CIC violates or will violate, infringes or will infringe any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil, property, or privacy right or "moral rights of authors"

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the Commission. Confidential treatment has been requested with respect to the omitted portions.

or any other right or slander or libel, any person or entity; provided that the foregoing shall not apply to any material which is created or supplied to MCA by or on behalf of DW.

      C. Insurance

            (i) DW Insurance: DW shall secure and maintain at its sole cost and expense and add MCA and CIC as additional insureds with respect to the DW Videograms under DW's customary Errors and Omissions policy pertinent to distribution of the DW Videograms in the Territory (and each country therein). Such policy shall be for a term, in amounts and containing a deductible and notice provision as customarily required in the Videogram industry. All such insurance coverage shall be primary to any other coverage maintained by MCA and CIC. Notwithstanding the foregoing, DW may elect in its sole discretion to self insure.

            (ii) MCA Insurance: MCA shall secure and maintain at its sole cost and expense and add DW as an additional insured with respect to the DW Videograms under MCA's property casualty and liability policies pertinent to Videogram distribution or fulfillment services and all inventory and handling of the DW Videograms and related physical elements in the Territory (and each country therein), and cause CIC to do the same with respect to their respective policies (provided, however, that if DW would be required hereunder to reimburse MCA and/or CIC for such insurance costs and MCA and/or CIC can exclude DW under the terms of the policy [which MCA and CIC hereby warrant that they can do], then DW may in its sole discretion decline such coverage). Such policies shall be for a term, in amounts and containing a deductible and notice provision as customarily required in the Videogram industry. All such insurance coverage shall be primary to any other coverage maintained by DW. Notwithstanding the foregoing, MCA may elect in its sole discretion to self-insure. MCA shall be fully responsible for the loss or destruction of any DW Videograms or related physical elements in its or CIC's or any of the Subdistributors' or agents' possession or control, unless and to the extent that the negligent or wrongful conduct of DW and/or a third party with whom DW contracts directly pursuant to Paragraph 5.C. results in such loss or destruction (and further provided that such negligent or wrongful conduct is not of the type for which the MCA, CIC or their Subdistributors or agents would be responsible under industry custom).

            (iii) Certificates of Insurance: Promptly following the execution of this Exhibit "B", each of the parties will forward to the other party customary Certificates of Insurance and copies of pertinent policies, if any, evidencing the foregoing coverages.

      D. Copyright

      DW at its sole expense shall cause the DW Pictures to be protected by copyright in any part of the Territory where Pictures may be protected by copyright. MCA will cooperate as reasonably required by DW in connection with actions undertaken by DW (in its sole discretion) to protect copyrights, trademarks, etc.

      E. Other Activities

      Subject to the provisions hereof, nothing herein shall limit in any way the right of either of the parties, CIC, or their respective subsidiaries and affiliates to engage in business activities or endeavors of any kind or nature, including but not limited to:

            (i) All manner of theatrical, television and merchandising (including, but not limited to video and computer games) exploitation of Pictures;

            (ii) Advertising;

            (iii) Publishing;

            (iv) Interactive Media;

            (v) The sale of designs, stories, characters, trademarks, trade names or other rights or properties;

            (vi) Ancillary market activities;

            (vii) The co-financing or co-production or any other interest of any nature in any motion picture or other property (as to which DW, in the case of DW, does not own or control [and hence cannot accord MCA hereunder] any Service Rights as contemplated by the terms of this Exhibit "B" in the Territory).

            (viii) The exercise of any right not expressly granted hereunder.

      F. Other Provisions.

            (i) In addition to, and without limiting, each party's indemnity pursuant to Paragraph VIII.5. of the Master Agreement, each party ("Indemnitor") shall also at its own cost and expense indemnify, defend and hold the other party, its and their parents and affiliates, and their respective employees, agents, managers, subdistributors, directors and shareholders (collectively, "Indemnitee") harmless from and against any and all loss (exclusive of profits), liability or expense resulting from any claim, demand or suit which may be made or brought against Indemnitee by reason of: (i) any claim by any third party that a DW Videogram, or any element thereof, including, without limitation, the sound and music synchronized therewith, or any material (including, without limitation, advertising, publicity, promotional trailers, etc.) added to the DW Videogram or used in connection therewith, to the extent any of the above are supplied by or at the request or direction of or on behalf of Indemnitor and utilized by Indemnitee as instructed by Indemnitor or added by Indemnitor without Indemnitee's knowledge, violates or infringes upon the trademark, trade name, patent, copyright, literary, dramatic, musical, artistic, personal, private, publicity, civil, property or contract right, right of privacy, the moral rights of authors or any other right of any person, firm, corporation or entity. MCA will not be entitled to any indemnity hereunder to the extent that losses arise or result because MCA fails to withdraw any DW Videogram which is the basis of any such claim from distribution as, when and to the extent so instructed by DW (in which event DW will indemnify MCA and CIC against third party breach of contract claims in connection with contracts entered into by MCA in accordance with the terms of this Exhibit "B" and based upon such withdrawal).

            (ii) Assignment

                  (A) MCA may not assign this Exhibit "B" except in accordance with the terms of the Master Agreement. Notwithstanding the foregoing, it is agreed that CIC, or a successor entity which is owned and controlled solely by the CIC Owners and renders fulfillment services for all of their Videograms in the Foreign Territory where they have distribution rights, must render fulfillment services for the DW Videograms in the Foreign Territory, except as otherwise set forth in this Exhibit "B".

                  (B) DW may not assign this Exhibit "B" except in accordance with the terms of the Master Agreement.

                  (C) Any attempted assignment in contravention of the foregoing shall be deemed a material breach of this Exhibit "B". In the event of a permitted assignment by MCA or DW to a subsidiary, MCA or DW, as applicable, shall nonetheless remain primarily liable hereunder.

            (iii) Delivery. DW shall timely deliver to MCA at DW's expense all pertinent physical materials which DW reasonably deems necessary to facilitate MCA's exercise of its rights hereunder provided that MCA and CIC shall have no liability whatsoever for any loss, cost or damages caused by DW's failure to provide customary advertising and release materials in a complete and timely manner, except and to the extent that such failure is the fault of a MCA-provided service provider with whom DW has not directly contracted for the service provided. DW will provide MCA with any then-available release and advertising materials within sufficient time to enable CIC to meet DW's advertising and release requirements hereunder. DW will deliver to MCA a fully executed laboratory access letter for each DW Videogram in which DW has granted MCA rights hereunder.

                                   SCHEDULE I

DW exercises total dominion and control over the distribution of DW Videograms. MCA has agreed to render the following fulfillment services, together with such ancillary and miscellaneous services reasonably necessary to facilitate the successful rendition of such fulfillment services, in furtherance of same:

1. GENERAL

Prepare and recommend, in full good faith consultation with DW, distribution and marketing plans and budgets, product pricing and sales policies and all other elements of MCA's fulfillment service obligations hereunder as requested from time-to-time by DW for DW's approval in sufficient time to allow DW to review and discuss. Propose, and upon DW's timely approval, and subject to MCA having been timely supplied with all requested pertinent materials and information, implement street date, pricing, period of availability and applicable sales, credit, rebate, bonus (which will be non-discriminatory to DW Videograms) and return policies on behalf of DW Videograms. (If DW does not timely approve any of the plans and policies in the preceding sentence and/or timely supply such pertinent requested materials and information, MCA shall propose and implement such plans and policies with such details and specifics as possible given the materials and information then approved or provided by DW, to be updated by MCA from time-to-time as further approvals are granted by DW and/or as more materials and information are made available to MCA.) Recommendations shall be on a Picture-by-Picture, country-by-country basis and are subject to DW's timely approval and, after such approval, are subject to reasonable good faith changes requested by DW.

2. THIRD PARTIES

Procure the goods and services of third parties for DW's Videograms that are customarily utilized by MCA for fulfillment services in connection with MCA Videograms.

3. ARTWORK

Procure, supervise and assist in the development of all artwork, ads, point of sale and any other - sales or promotional materials. Subject to MCA having been timely supplied with all pertinent requested materials and information and DW's timely approval, implement the usage thereof pursuant to a marketing plan approved by DW or as otherwise directed by DW. (If DW does not timely approve any of the items in the preceding sentence and/or supply such pertinent requested materials and information, MCA shall propose and implement such plans and policies with such details and specifics as possible given the materials and information then approved or provided by DW, to be updated by MCA from time-to-time as further approvals are granted by DW and/or as more materials and information are made available to MCA.)

4. MEDIA

Make media buys or make available MCA inventoried media pursuant to an approved marketing plan on behalf of a DW Videograms.

5. COMMUNICATIONS

Set up appropriate direct communication channels and procedures between DW and MCA, and DW and CIC (and between DW, on the one hand, and MCA and CIC's offices, appropriate management employees and staff, on the other hand) and with appropriate third parties rendering goods or furnishing services through MCA and/or CIC, for and on behalf of DW Videograms. Advise officers and appropriate management employees engaged in any aspect of MCA's home video business that the fulfillment services are subordinate to DW's rights hereunder and that they should fully cooperate with DW's exercise of such rights.

6. INVENTORY

Maintain secure physical inventory sites, records and procedures and furnish DW with duplication and inventory reports to the extent the same are available and subject to the requirements of law, in such form and with such frequency as DW may designate and in this regard DW may tie in to CIC's and MCA's on-line ordering and inventory system, if any, subject to the requirements of law and/or DW, as applicable. If CIC and/or MCA are required to incur any new additional costs (of which CIC and/or MCA notifies DW in advance) for outside personnel CIC and/or MCA are required to engage solely in order to furnish any additional duplication and inventory reports which are not included within the scope of services which to be rendered by CIC and/or MCA under this Exhibit "B", CIC and/or MCA shall not be required to furnish such additional duplication and inventory reports unless DW pre-approves such costs and agrees to reimburse CIC and/or MCA, as applicable, for same (subject to appropriate reduction, to be mutually agreed, if and to the extent that such additional duplication and inventory reports are supplied [subject to DW's prior approval] to any party other than DW). Any dispute as to whether such additional duplication and inventory reports are within the scope of services to be rendered by CIC and/or MCA hereunder will be subject to dispute resolution pursuant to Paragraph 10 of the Master Agreement.

7. PICK/PACK/SHIP

Subject to DW's prior written approval and the provisions of this paragraph, MCA and/or CIC will render all so-called pick/pack/ship services required by DW for DW Videograms (for which services DW shall reimburse MCA and/or CIC as the case may be for its or their actual direct out-of-pocket costs paid to unaffiliated third parties). DW may elect, in its sole discretion, to discontinue using such services for all "rental" and/or all "sell-through" (as DW determines in its sole discretion) DW Videograms; provided, however, that DW shall not have the right to thereafter re-engage MCA and/or CIC, as applicable, to render any such services which DW has previously discontinued hereunder unless there is a change in the terms on which such services are supplied to MCA and/or CIC by a third party, or to MCA by CIC. If DW elects not to use MCA's and/or CIC's pick/pack/ship services or elects to discontinue such services, DW shall have the right to contract directly with third parties for such services, in which event DW shall agree: (a) to pay such third party suppliers directly; (b) to proceed directly against such third party supplier for such third party supplier's breach; (c) to coordinate (or instruct such third party suppliers to coordinate) information and performance between each other as required and with MCA and CIC; and (d) if MCA or CIC pay substantial actual excess administrative costs as a direct result thereof, to consider in good faith contributing towards such excess costs, provided that DW shall not be obligated to so contribute. Notwithstanding the foregoing, if DW elects not to utilize MCA's and/or CIC's third party pick/pack/ship service provider(s) during any period in which MCA and/or CIC, as applicable, is contractually required to exclusively use such service provider(s) pursuant to an exclusivity arrangement entered into before the date of this Exhibit "B", a copy of which MCA and/or CIC, as applicable, will provide DW prior to execution hereof (provided, however, that notwithstanding anything to the contrary in such written agreements, in no event will DW be bound by such agreements after January 1, 1999) pursuant to DW's determination that such agreement does not extend to DW, then DW agrees to indemnify and hold harmless MCA and/or CIC, as applicable, from a claim or determination that such action by DW was in fact a breach of MCA's and/or CIC's, as applicable, exclusivity obligations under its agreement to a service provider. MCA will not, and will cause CIC not to, enter into any new obligations or agreements, or extensions of any existing obligations or agreements which restrict the right of any party to such obligations or agreements to contract directly with DW (e.g., exclusivity arrangements which prevent such party from contracting with DW), and all such obligations, agreements and extensions shall specifically exclude DW by name from any such exclusivity obligations thereunder. Notwithstanding the foregoing, prior to DW directly entering into any third party arrangement, DW will, in appropriate circumstances, make a good faith effort to give MCA advance notice and consult with MCA, it being agreed that DW s failure to comply with this sentence shall not be deemed a breach of this Exhibit "B". Subject to the terms of the Master Agreement, to the extent either party is provided any confidential information with respect to MCA, CIC or DW arrangements with suppliers, vendors, or service providers, such party shall keep such information absolutely confidential.

8. THIRD PARTY SUPPLIERS

The parties acknowledge that in connection with Videograms in connection with which MCA or CIC render fulfillment services, MCA and CIC have entered, and may hereafter enter, into arrangements with third party suppliers (including, without limitation, laboratory, dubbing, duplicating, manufacturing, advertising, marketing, publicity and packaging arrangements, including arrangements with advertising and publicity agencies, printers, designers, production houses and other related vendors and service suppliers) (collectively, "Third Party Suppliers") and that, in certain instances, it may be in DW's and MCA/CIC's mutual best interest for DW to "piggyback" on such arrangements. Accordingly, the parties have agreed as follows:

      A. DW shall have the right (but, except as provided below, not the obligation) to contract directly. with such Third Party Suppliers and/or to "piggyback" on any or all of MCA's and/or CIC's arrangements with such Third Party Suppliers, except as and to the extent precluded by law, regulation or written agreement between such Third Party Supplier, on the one hand, and CIC and/or MCA on the other hand, entered into, and containing a preclusive provision effective before July, 1996 and disclosed to DW in writing before execution of this Agreement (provided, however, that notwithstanding anything to the contrary in such written agreements, in no event will DW be bound by such agreements after January 1, 1999). In addition, MCA and/or CIC, as applicable, shall disclose to DW relevant excerpts of any such written agreement except only MCA's agreement with *** for laboratory services to the extent permissible under such agreement, and DW shall have the right to contest the asserted preclusive contract provision under the dispute resolution provisions of Paragraph 10 of the Master Agreement; provided, however, that MCA shall, and shall cause CIC to, use its best efforts to

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omitted portions.

cause such third party supplier(s) to contract directly with DW and/or allow DW to "piggyback" on MCA's and/or CIC's, as applicable, arrangements with such Third Party Suppliers, as DW elects. MCA and CIC shall disclose to DW on an ongoing basis all material information (including, without limitation, advances, volume discounts, laboratory and other vendor rebates and any other economic consideration or financial advantages) regarding deals under negotiation and/or concluded with Third Party Suppliers as such information develops, and MCA and CIC shall also disclose to DW upon execution of this Exhibit "B" all such information regarding deals concluded with Third Party Suppliers prior to the date of execution of this Exhibit "B". Notwithstanding the foregoing, MCA shall not be required to disclose any information respecting MCA's presently existing laboratory services agreement with ***. DW may use such information in order to assist DW in deciding whether to "piggyback" on any or all such existing and/or future arrangements with Third Party Suppliers and, in the event DW elects to "piggyback", to determine whether MCA and/or CIC are allocating advances, volume discounts, laboratory and other vendor rebates and any other economic consideration or financial advantages as provided below in Paragraph 8 of
Schedule II. Notwithstanding the foregoing, DW shall not be entitled to confidential third party information regarding arrangements existing as of the date of execution of this Exhibit "B"; provided, however, that MCA and CIC shall in any event disclose the existence of all such arrangements (and excerpts containing any confidentiality agreements contained therein), and provide to DW as much specificity as possible consistent with such third party confidentiality agreements, and provided further that if MCA and/or CIC refuses to supply any such third party confidential information, the parties will (on DW's request) submit to dispute resolution pursuant to Paragraph 10 of the Master Agreement and the "Judge" (as defined in the Master Agreement) shall impose such reasonable procedures (including, without limitation, redaction and in camera proceedings) as the Judge deems necessary to accord information reasonably necessary for the purposes indicated above while preserving the third party's legal rights to confidentiality.

      B. In the event of any "piggyback" arrangement: (i) DW-approved costs with respect thereto shall be advanced by MCA or CIC, as the case may be, and recouped or repaid as Service Expenses; (ii) DW shall have the option to have the DW Videograms aggregated with other MCA and/or CIC product for purposes of obtaining advances, volume discounts, rebates and any other economic consideration or financial advantages accorded to a group of Videograms and in such event, all such advances, discounts, rebates and economic consideration and financial advantages will be allocated to the DW Videograms according to the terms of the arrangement in question, or if such arrangement does not provide a means of allocation, on a fair and reasonable basis (subject to later reconciliation if and to the extent such allocation was in retrospect unfair or unreasonable to either party); (iii) the terms and conditions of such arrangement with respect to DW shall be no less favorable than the terms and conditions which pertain to the distribution of the Videograms of MCA and/or the CIC Owners, as the case may be, and (iv) provided such arrangements have been timely disclosed in writing to DW, then with respect to rights to Videograms granted MCA hereunder, DW shall be bound by the terms and conditions of such arrangements as if it were a party thereto except to the extent the third party agrees otherwise. DW shall have the right to work and communicate directly with said manufacturers, suppliers, vendors and service providers.

      C. Alternatively, DW shall have the right in its sole discretion to itself obtain any or all such services by contracting directly with MCA's and/or CIC's Third Party Suppliers or

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through other third party arrangements; provided however, that (subject to DW's absolute control): (i) DW shall be obligated to utilize CIC's and MCA's advertising agency to make upfront media buys (i.e., long-term, bulk media purchases made by CIC or MCA before how such media will be used is determined) during any period in which all CIC Owners are contractually required to make all of their up-front media buys with respect to advertising in the Foreign Territory exclusively through such agency and MCA is contractually required to make all of its up-front media buys with respect to advertising in the Domestic Territory exclusively through such agency pursuant to an exclusivity arrangement existing as of the date of this Exhibit "B" and on terms no less favorable than those offered to MCA and CIC Owners (e.g., DW shall receive the same discounts), as the case may be; (ii) DW shall be obligated to utilize CIC's third party suppliers for physical distribution, in-store merchandising, warehousing, sales services and exclusive customer representation through January 1, 1999, if and to the extent that CIC is contractually obligated to deal exclusively with such third party suppliers with respect to all Videograms for which CIC renders fulfillment services, as applicable (and provided MCA gives DW at least six months advance notice of such arrangements); and (iii) thereafter, DW agrees to negotiate first with the third party suppliers listed in the immediately preceding subparagraph (ii) with which CIC is then doing business and, in the event DW does not engage such third party, DW shall consider in good faith (but shall not be obligated for) reimbursing CIC for significant additional actual, direct third party out-of-pocket costs paid as the direct result of engaging a third party with which CIC does not do business. If DW enters into its own third party arrangements, DW will not be entitled to "piggyback" on CIC's arrangements for the same services unless the "piggyback" terms previously rejected by DW thereafter materially change.

      D. If DW utilizes its own third party arrangements, DW will: (a) coordinate (or instruct such third party suppliers to coordinate) information and performance between each other as required and with MCA and CIC; (b) pay such third party suppliers directly; (c) agree to proceed directly against such third party supplier for such third party supplier's breach; and (d) if MCA or CIC incur substantial actual excess administrative costs as direct result thereof, consider in good faith contributing towards such excess costs, provided that DW shall not be obligated to do so. MCA will not, and will not cause CIC not to, enter into any new obligations or agreements, or extensions of any existing obligations or agreements, which restrict the right of any Third Party Supplier that is a party to such obligations or agreements to contract directly with DW (e.g., exclusivity arrangements which prevent such party from contracting with DW). Notwithstanding the foregoing, prior to DW directly entering into any third party arrangement, DW will, in appropriate circumstances, make a good faith effort to give MCA advance notice and consult with MCA, it being agreed that DW's failure to comply with this sentence shall not be deemed a breach of this Exhibit "B". Subject to the terms of the Master Agreement, to the extent either party is provided any confidential information with respect to MCA, CIC or DW arrangements with suppliers, vendors, or service providers, such party shall keep such information absolutely confidential.

9. ORDERS

Enter into transactions and secure orders in its own name with those buyers such as video wholesalers, retailers or jobbers with whom MCA customarily deals on behalf of its own videos, for purchase transactions involving DW Videograms and fulfill such orders pursuant to MCA's regular processes and procedures.

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

10. INFORMATION AND REPORTS

Subject to the requirements of law MCA shall provide, and cause CIC to provide, DW with access to all "Information" (as defined below) as set forth below:

      A.    Information

            (i) All "Information" (as defined below) as to the DW Videograms, to the extent similar Information as to a CIC Owner's Videograms is made available by CIC to such CIC Owner;

            (ii) All Information as to the CIC Owners' Videograms, to the extent such Information is made available by CIC to any CIC Owner other than the CIC Owner that produced the picture embodied in such Videogram; and all Information (including, without limitation, Information about the release of other Videograms in the Territory) that is made generally available to the CIC Owners by CIC;

            (iii) All Information as to MCA Videograms, to the extent similar
                  Information is available to MCA with respect to the DW Videograms; provided such Information: (1) shall only be furnished upon written request from DW; (2) shall be restricted to Information required by DW for a bona fide business purpose under this Agreement (e.g., optimal release scheduling, verification of most favorable terms as specified in the Agreement, including terms related to services, pricing, costs, comparable accounts and collection of revenues therefrom, etc.); and (3) shall not be furnished to DW if in MCA's good faith business judgment, such disclosure would constitute a violation of any applicable law, decree, government regulation, or constitute a violation of any third party right.

            (iv) All Information as to the DW Videograms that is available to MCA (excluding Information as to the DW Videograms that is not available to MCA, and not based upon Information as to the DW Videograms available to MCA, directly or indirectly by virtue of MCA's and/or CIC's fulfillment services hereunder); and

            (v) All other Information as may be required by DW, including, without limitation, MPAA, MPA and other trade association publications and reports (except to the extent distribution to DW is prohibited by such trade association), subject to pertinent confidentiality agreements of which DW is given prior written notice, irrespective of whether such Information is customarily provided by CIC to the CIC Owners and/or any other party; provided, however, that if CIC and/or MCA are required to incur any new additional costs (of which CIC and/or MCA notifies DW in advance) for outside personnel CIC and/or MCA are required to engage solely in order to furnish such additional information which is not included within the scope of services to be rendered by CIC and/or MCA under this Exhibit

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

                  "B", CIC and/or MCA shall not be required to furnish such additional information unless DW pre-approves such costs and agrees to reimburse CIC and/or MCA, as applicable, for same (subject to appropriate reduction, to be mutually agreed, if and to the extent that such additional information is supplied [subject to DW's prior approval] to any party other than DW). Any dispute as to whether such additional information is within the scope of services to be rendered by CIC and/or MCA hereunder will be subject to dispute resolution pursuant to Paragraph 10 of the Master Agreement.

            (vi) As used herein, "Information" shall mean all tangible (i.e., excluding only staff meetings, phone conversations and similar conversations which are not reduced to written or other tangible form) information, data, reports, agreements and other documents including, without limitation, all outright sales proposals for the outright sales of a DW Videogram, direct access to the database for each DW Videogram on a territory-by-territory basis, daily box office reports, competitive release dates, advertising expenses, copies of all outside sourced market surveys, updates and analysis, etc., whether distributed on paper, electronically and/or through any other means (e.g., DW shall be put on the distribution lists for such information). The Information shall be provided consistent with the frequency and timeliness with which the Information (or similar material) is created by, or supplied to, MCA, CIC and/or the CIC Owners, or otherwise as DW shall reasonably request; provided, however, that if CIC and/or MCA are required to incur any new additional costs (of which CIC and/or MCA notifies DW in advance) for outside personnel CIC and/or MCA are required to engage solely in order to furnish such Information more frequently or quickly (if possible) than the Information (or similar material) is supplied to the CIC Owners and such increased frequency or quickness is not included within the scope of services to be rendered by CIC and/or MCA under this Exhibit "B", CIC and/or MCA shall not be required to furnish such Information with increased frequency or quickness as requested unless DW pre-approves such costs and agrees to reimburse CIC and/or MCA, as applicable, for same (subject to appropriate reduction, to be mutually agreed, if and to the extent that increased frequency or quickness is also accorded [subject to DW's prior approval] to any party other than DW). Any dispute as to whether such increased frequency or quickness is within the scope of services to be rendered by CIC and/or MCA hereunder will be subject to dispute resolution pursuant to Paragraph 10 of the Master Agreement. DW shall, on request, be supplied Information by tape data transmission, without any fee if so supplied to the CIC Owners, or otherwise at MCA and/or CIC's direct actual out-of-pocket cost.

            (vii) Notwithstanding anything in this Section 10 to the contrary, in no instance shall Information include (and MCA and CIC shall not be required to provide) (i) internal financial information of MCA, CIC and/or the CIC

                  Owners, or (ii) Information which is not related to the exploitation and performance of Videograms or the costs of distribution.

      B.    Reports

In addition to the Information set forth in subparagraph 10.A. above, to the extent available and subject to the requirements of law, MCA shall provide access to DW of all information, data, reports, agreements and other documents created by MCA on a state-by-state, country-by-country and territory-by-territory basis relating to the DW Videograms (e.g., DW shall be put on the regular routing lists for such information) such that DW shall receive the same concurrently with MCA (except only the internal financial statements of MCA which do not relate to the sales or performance of DW Videograms or costs of MCA's fulfillment services) and with such frequency as specified herein or otherwise requested by DW, including, without limitation, with respect to the following general categories: marketing, distributing, financing and operations; provided, however, that if CIC and/or MCA are required to incur any new additional costs (of which CIC and/or MCA notifies DW in advance) for outside personnel CIC and/or MCA are required to engage solely in order to furnish Information more frequently or quickly (if possible) than the Information (or similar material) is supplied to the CIC Owners and such increased frequency or quickness is not included within the scope of services to be rendered by CIC and/or MCA under this Exhibit "B", CIC and/or MCA shall not be required to furnish such Information with increased frequency or quickness as requested unless DW pre-approves such costs and agrees to reimburse CIC and/or MCA, as applicable, for same (subject to appropriate reduction, to be mutually agreed, if and to the extent that increased frequency or quickness is also accorded [subject to DW's prior approval] to any party other than DW). Any dispute as to whether such increased frequency or quickness is within the scope of services to be rendered by CIC and/or MCA hereunder will be subject to dispute resolution pursuant to Paragraph 10 of the Master Agreement. MCA shall use its best efforts to provide all such material in an electronic format specified by DW. Subject to the foregoing provisions of this Paragraph 10, the reports (or similar reports) created by, or supplied to, MCA, include, but are not limited to, the following reports:

            (i) Trade Reports. Monthly Trade Reports from the National Association of Video Dealers and all other reports and information which relate, in whole or in part, to the manufacturing, distribution, advertising and/or exploitation of Videograms which are supplied to MCA from any trade or industry of which MCA is a member or subscriber or which otherwise provides such reports and information by MCA as and when received by MCA, except to the extent distribution to DW is prohibited by such trade association;

            (ii) Marketing Reports. On a monthly basis, a report setting out all of the marketing terms and conditions relating to the DW Videograms;

            (iii) Sales Reports. On a daily basis, information regarding sales of DW Videograms on a Picture-by-Picture, country-by-country basis, specifying such information reasonably requested by DW including the quantity, price, rental or sell-through, and the retail account;

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

      (iv) Release Reports. On a weekly basis, anticipated projected competitive release dates shall be reported to DW;

      (v) Cash Transfers. MCA shall advise DW in writing concurrently with the negotiation hereof, and on a continuing basis throughout the Term of this Exhibit "B", whether it has entered into any agreements and/or is subject to any requirements (governmental or otherwise) which impact the amount and timing of any money required to be transferred from MCA, CIC or any of their subsidiaries to DW hereunder;

      (vi) Expenses. Reports of all expenses paid by MCA comparing budgeted and actual expenses on a Picture-by-Picture and country-by-country basis;

      (vii) Taxes/Currency Transactions. Reports of any taxes paid on DW's behalf and/or any currency transactions made on DW's behalf, in such detail and at such frequency as DW shall reasonably require to the extent the same is not regularly included in Payment Reports;

      (viii) Tax Rebates. MCA shall be entitled to charge remittance taxes, but shall be obligated to rebate to DW *** of such taxes at the end of the year in which they are withheld, and the remaining *** at the end of the following year;

      (ix) Currency Exchange. MCA shall provide to DW a monthly (or more frequently as DW may from time to time require) breakdown of rate of exchange adjustments to Receipts (as defined in Schedule II) on a country-by-country basis;

      (x) Legal. Reports or information which pertain to home video security interests imposed on third parties or reports of audits and the audit itself conducted directly or indirectly by MCA with respect to which MCA shall, at DW's request, include DW's Videograms; and

      (xi) Additional Documents. MCA shall furnish, and cause CIC to furnish, such additional information and documents as may be required by DW, subject to the terms of subparagraph 10.A(vii) above.

11. COMPUTER MAIL

DW shall be "on line" on MCA's and CIC's computer systems as to information DW is entitled to hereunder and shall have direct access to MCA's and CIC's electronic mail system, if any, and any other system of communication between CIC and the CIC Owners and will reimburse MCA or CIC, as the case may be, for the allocable portion of CIC's or MCA's actual, direct, third party out-of-pocket additional installation and hardware costs, if any, paid by CIC or MCA as a direct result thereof, within a reasonable period following receipt of appropriate supporting documentation; provided, however, that at the expiration or earlier termination of the Term, CIC or MCA, as applicable, shall (at DW's election) either: (a) give DW any hardware for which DW

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has reimbursed MCA or CIC; or (b) MCA or CIC, as applicable, shall retain such hardware and refund to DW the amount equal to the depreciated value of such hardware.

12. ANTI-PIRACY

MCA shall have the duty to maintain adequate security and anti-piracy measures consistent with the highest level of security and anti-piracy measures maintained for MCA's and CIC's own Videograms to prevent unauthorized distribution, copying and the infringement of any of DW's rights. If DW desires security and anti-piracy measures beyond those provided by MCA and CIC, DW may require MCA and CIC to provide same (or DW may make its own third party arrangements for such services) at DW's sole cost and expense. Each party shall immediately notify the other of any unauthorized copying, distribution, sale, exhibition and/or other exploitation of DW Videograms and of any other infringements or violations of DW's copyrights, trademarks and/or other rights in the DW Videograms of which such party has or should have knowledge in the exercise of reasonable prudence. DW shall take such actions as it deems appropriate with respect thereto. To the extent appropriate, MCA shall join in any actions and cooperate fully in any litigation or other proceedings to protect the DW Videograms and DW's rights. If DW elects to proceed alone directly through its own counsel or instructs MCA to proceed alone directly through its own counsel in DW's name, DW shall bear the costs thereof and DW shall be entitled to retain any recovery. If DW does not elect to proceed as provided in the prior sentence, MCA or CIC shall have the right to proceed either in DW's name or in MCA's or CIC's name, in which event all recovery reasonably allocated to DW Videograms shall be included in Receipts and all reasonable actual direct third party expenses reasonably allocated to protecting the rights in the DW Videograms shall be deemed a Service Expense. DW shall cooperate fully therewith, and if recovery is through MPAA or MPA actions, any financial recovery and any costs related thereto shall be applied consistent with MPAA or MPA practices. To the extent MCA and/or CIC pays direct additional costs related to piracy, copyright or trademark infringement or other violations of DW's rights in the DW Videograms, such costs (to the extent pre-approved by DW), including but not limited to anti-piracy print coding, MPA or MPAA anti-piracy programs, and other anti-infringement activities, shall be payable by DW. Notwithstanding the foregoing, DW may, in its sole discretion, elect not to have the DW Pictures included in such MPAA, MPA, piracy, copyright or trademark infringement or other actions.

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

                                   SCHEDULE II

Payment of all amounts actually received or credited by MCA hereunder shall be made directly for the account of DW, or at DW's election, of a DW-related entity, and the charging of all expenses by MCA to DW hereunder shall be made on a periodic basis subject to and in accordance with the provisions of Schedule III, attached hereto and incorporated herein by this reference, and which shall govern in the event of an inconsistency with this Schedule II.

1. DOMESTIC RECEIPTS

      MCA shall collect on DW's behalf as DW's collection agent all amounts paid or credited to MCA from any source in the "Domestic Territory" in connection with the exploitation of the DW Videograms hereunder including, without limitation, advances, minimum guarantees and other remittances, recoveries from copyright infringement, trademark infringement, unfair competition and related claims brought by MCA in DW's name (and with DW's approval), blank tape taxes or levies, performing rights license fees, and rental and lending right levies or royalties paid or credited to MCA from any source (and not otherwise payable to third parties) (collectively, "Domestic Receipts"). Except as provided in Paragraph 3.A of Exhibit "B" to which this Schedule II is attached, Domestic Receipts shall not include any amounts payable or credited to DW as a result of any agreements and arrangements made directly between DW and any mail order entity or any entity that causes the DW Videograms to be distributed directly to members of the public for in-home use by electronic transmission; nor shall Domestic Receipts include any amounts payable or credited to DW as a result of any promotional or commercial "tie-in" agreement entered into by DW.

2. DOMESTIC SERVICE FEES

      DW shall pay MCA the following (in the order listed) domestic service fees ("Domestic Service Fee") of an amount equal to:

      A. *** of 100% of Domestic Receipts paid to, or credited against uncontested outstanding sums owed to MCA, by DW in any contract year until Domestic Receipts equal ***;

      B. *** of 100% of Domestic Receipts paid to, or credited against uncontested outstanding sums owed to MCA, by DW in any contract year from the point that Domestic Receipts exceed *** until Domestic Receipts equal ***; and

      C. *** of 100% of Domestic Receipts paid to, or credited against uncontested outstanding sums owed to MCA, by DW in any contract year from the point that Domestic Receipts exceed ***.

      D. In no event shall the Domestic Service Fee be less favorable to DW than the service fees paid to or retained by MCA and/or CIC in connection with MCA's (or CIC's) overall domestic fulfillment services in connection with Videograms produced by any party other than a CIC Owner, it being agreed that for the purpose of determining whether MCA and CIC have complied with this "favored nations" assurance, MCA's or CIC's receipt of a service fee

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plus any other consideration (in any form, e.g., non-monetary consideration such as other rights granted to MCA or CIC at the time) shall be taken into account, so that the determination is an "apples-to-apples" comparison, as much as possible and, in any event, one-picture deals shall be excluded.

3. DOMESTIC CONTRACT YEAR

      For the purpose of calculating Domestic Service Fees, Domestic Receipts shall be aggregated and calculated for each "contract year" (with the first "contract year" being the one year period commencing upon the first day of the accounting month (the "Domestic Commencement Date") in which the release of a DW Videogram occurs hereunder and each subsequent "contract year" being the one year period commencing on the next anniversary of the Domestic Commencement
Date), such that at the beginning of each contract year the fee payable to MCA pursuant to the schedule in Paragraph 2 above ("Domestic Schedule Percentage") shall be calculated by again commencing with Paragraph 2.A. Notwithstanding the foregoing (i) all post-Term services shall be deemed to occur in the last contract year to begin during the Term, and (ii) if the last contract year of the Term is a partial year, the fee payable to MCA for Domestic Receipts from such partial year as well as Domestic Receipts from DW's distribution of any of the DW Videograms beyond the Term per Paragraphs 2.C. and 6 of Exhibit "B" shall be calculated at the lesser of *** or the otherwise applicable Domestic Service Fee rate under Paragraph 2 above. As used in this paragraph, Domestic Receipts shall be based on actual receipt by MCA on behalf of DW for purposes of measuring when the Domestic Receipts have been derived.

4. FOREIGN RECEIPTS

      MCA shall collect on DW's behalf as DW's collection agent, all amounts paid or credited to MCA from any source in the "Foreign Territory" (as defined in Exhibit "B") in connection with the exploitation of DW Videograms hereunder, including, without limitation, advances, minimum guarantees and other remittances or credits from "Subdistributors" (as defined in Exhibit "B-1") ("Subdistributor Revenue") recoveries from copyright infringement, trademark infringement, unfair competition and related claims brought by MCA in DW's name (and with DW's approval); and blank tape taxes or levies, and rental and lending right levies or royalties received by or credited to MCA from any source (and not otherwise payable to third parties) (collectively, "Foreign Receipts"). Except as provided in Paragraph 3.A. of Exhibit "B", Foreign Receipts shall not include any amounts payable or credited to DW as a result of any agreements and arrangements made directly between DW and any mail order entity or any entity that causes DW Videograms to be distributed directly to customers by electronic transmission; nor shall Foreign Receipts include any amounts payable or credited to DW as a result of any promotional or commercial "tie-in" agreement entered into by DW.

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5.    FOREIGN SERVICE FEES

      DW shall pay MCA the following (in the order listed) foreign service fees ("Foreign Service Fee") of an amount equal to:

      A. *** of 100% of Foreign Receipts paid to, or credited against uncontested outstanding sums owed by, DW in any contract year until Foreign Receipts equal ***;

      B. *** of 100% of Foreign Receipts paid to, or credited against uncontested outstanding sums owed by, DW in any contract year from the point that Foreign Receipts exceed *** until Foreign Receipts equal ***; and

      C. *** of 100% of Foreign Receipts paid to, or credited against uncontested outstanding sums owed by, DW in any contract year from the point that Foreign Receipts exceed ***.

      D. In no event shall the Foreign Service Fee be less favorable to DW than the service fees paid to or retained by MCA and/or CIC in connection with MCA's (or CIC's) overall foreign fulfillment services in connection with Videograms produced by any party other than a CIC Owner, it being agreed that for the purpose of determining whether MCA and CIC have complied with this "favored nations" assurance, MCA's or CIC's receipt of a service fee plus any other consideration (in any form, e.g., non-monetary consideration such as other rights granted to MCA or CIC at the time) shall be taken into account, so that the determination is an "apples-to-apples" comparison, as much as possible and in any event, one-picture deals shall be excluded.

6.    FOREIGN CONTRACT YEAR

      For the purpose of calculating Foreign Service Fees, Foreign Receipts shall be aggregated and calculated for each "contract year" (with the first "contract year" being the one year period commencing upon the first day of the accounting month (the "Foreign Commencement Date") in which the first Foreign Videogram release of a DW Videogram occurs hereunder and each subsequent "contract year" being the one year period commencing on the next anniversary of the Foreign Commencement Date), such that at the beginning of each contract year, the fee payable to MCA pursuant to the Schedule in Paragraph 5 above ("Foreign Schedule Percentages") shall be calculated by again commencing with Paragraph 5.A. Notwithstanding the foregoing, (i) all post-Term services shall be deemed to occur in the last contract year to begin during the Terms, and (ii) if the last Foreign contract year of the Term is a partial year, the fee payable to MCA for Foreign Receipts from such partial year as well as Foreign Receipts from DW's distribution of any of the DW Videograms beyond the Term per Paragraphs 2.C. and 6 of Exhibit "B", shall be calculated at the lesser of *** or the otherwise applicable Foreign Service Fee rate under Paragraph 5 above. As used in this paragraph, Foreign Receipts shall be based on actual receipt by MCA on behalf of DW for purposes of measuring when the Foreign Receipts have been derived.

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7.    SERVICE FEE PAYMENTS

      The Domestic Service Fee and Foreign Service Fee shall be herein collectively referred to as the "Service Fee". No Domestic Service Fee or Foreign Service Fee shall be payable to MCA until concurrent payment to DW of the Domestic Receipts and/or Foreign Receipts (collectively, "Receipts"), as applicable, upon which such Service Fee is charged, provided however that MCA may deduct and retain its Domestic Service Fee and/or Foreign Service Fee, as applicable, payable hereunder concurrently with the payment to DW of the Receipts upon which such Service Fee is charged. In the event of any adjustment as provided in Paragraphs 3, 4 and 6 above, the Domestic Service Fee and/or Foreign Service Fee, as applicable, shall be similarly re-calculated and adjusted. It is understood that MCA and/or CIC is entitled to recoup Service Expenses out of amounts otherwise payable to DW which recoupment shall not affect their rights to Domestic Service Fees or Foreign Service Fees hereunder.

8.    SERVICE EXPENSES

      A. MCA shall advance all DW approved Domestic Expenses and Foreign Expenses (collectively, "Service Expenses") (except only that MCA shall not be required to advance monies payable to a third party supplier or service provider with whom DW contracts directly in exercise of its rights under Paragraph 7 of
Schedule I) and shall be entitled to be reimbursed for same on a monthly basis (following payment of the Service Fees). If MCA changes its accounting methodology with respect to its own pictures or those of any third party, DW may elect to have the Service Expenses accounted on the basis of MCA's revised accounting methodology. Subject to Paragraph 9 below, in computing Service Expenses, if MCA receives or is credited with any advances, volume discounts, laboratory or other vendor rebates, or any other economic consideration or financial advantage of any kind or nature tied directly or indirectly to the manufacture of or fulfillment services for Videograms or to the DW Videograms, or expenses incurred in connection therewith (including, without limitation, any cash discounts for accelerated payment or volume or combined volume discounts), such advances, volume discounts, laboratory or other vendor rebates and any other economic consideration or financial advantage shall be included in Receipts, or applied as a reduction of Service Expenses, as the case may be, allocated to the DW Videograms according to the terms of the agreements in question, or, if such agreements do not provide a means of allocation, on a fair and reasonable basis (subject to later reconciliation if and to the extent such allocation was in retrospect unfair or unreasonable to either party). If and to the extent that DW has reimbursed MCA in excess of amounts actually advanced by MCA for such Domestic Expenses and/or Foreign Expenses, such excess payment shall be rebated to DW on a quarterly basis. MCA shall reasonably promptly disclose in writing when it receives such advances, volume discounts, laboratory or other vendor rebates and/or any other economic consideration or financial advantage.

      B. "Service Expenses" shall mean all actual direct out-of-pocket costs and expenses "accrued" (i.e., *** after being accrued, provided such costs and expenses are paid no more than *** thereafter, or otherwise when paid, by MCA and/or CIC in connection with its fulfillment services for the DW Videograms), in accordance with, and subject to, all of the terms and limitations of this Exhibit "B". Service Expenses paid in connection with both DW Videograms and other Videograms will be allocated in a manner agreed by the parties. Included in Service Expenses are the following costs:

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            (i) Manufacturing and duplication, including raw stock and shells, boxes, printing of box wraps and stickers, anti-copying devices and/or signal encoding, shrink-wrapping, subtitling, and dubbing, shipping, packouts, holograms, mastering, insertions and similar costs;

            (ii) Advertising, promoting, and publicizing the DW Videograms in publications, radio and television, previews, P.O.P. materials, displays and all other media, including co-op advertising;

            (iii) Freight, insurance (provided, however, that if DW would be required hereunder to reimburse MCA and/or CIC for such insurance costs, and MCA and/or CIC can exclude DW under the terms of the policy, DW may in its sole discretion decline such insurance), and storage;

            (iv) Applicable payments, if any, to performing right societies (e.g., SESAC) which are remitted by MCA on DW's behalf;

            (v) Prosecution, settlement and/or defense of copyright infringement, trademark infringement, unfair competition and related claims and litigation, provided that all amounts recovered pursuant to any of the aforementioned shall be included in Domestic Receipts or Foreign Receipts as provided in Paragraphs 1 and 4 above; and

            (vi) Permit fees and sales and other taxes on goods, however denominated, censorship charges, duties, tariffs, customs and similar charges, and DW-approved sales performance related rebates and/or DW-approved discounts to customers.

      C. Notwithstanding anything in subparagraphs (i) through (vi) above, none of the following shall constitute Service Expenses or otherwise be paid by DW to
MCA: (a) expenses associated with delinquent payments by MCA to suppliers, vendors or other service providers (e.g., interest or finance charges); (b) so-called "overhead" expenses or other indirect costs (including, without limitation, salaries and travel expenses) of MCA other than such costs paid solely with respect to DW Videograms which DW has pre-approved in writing; (c) expenses associated with tradeshows, film festivals, conventions and similar events, except that incremental increases in such costs over those paid in prior years (to the extent pre-approved in writing by DW and attributable to DW Videograms) shall be Service Expenses hereunder; and (d) any other expenses (other than actual direct out-of-pocket costs and expenses otherwise reimbursable under this subparagraph 5.d. as set forth above) of any kind, including, without limitation, collection costs and MCA's share of trade association dues and assessments (subject to an appropriate reduction, to be mutually agreed, if and to the extent any information including, without limitation, publications or reports from such trade associations are not supplied to DW hereunder per subparagraph 10.B.(i) of Schedule I, and provided further that DW may elect in any event to become a member of any such trade association(s) and pay such dues and assessments directly to the appropriate association(s), in which event DW shall not be responsible for any share of MCA's dues and assessments to such association(s)), except that incremental increases in such costs over those paid in prior years (to the extent pre-approved by DW and solely attributable to the DW Videograms) shall be Service Expenses hereunder.

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9.    ADVANCES/REBATES/UNALLOCATED AMOUNTS

      MCA shall promptly disclose in writing and credit to DW all advances, volume discounts, laboratory and other vendor rebates and any other economic consideration or financial advantages accorded MCA and/or CIC by a third party as a direct or indirect result of MCA's and/or CIC's fulfillment services or to the DW Videograms whether or not specifically allocated to DW Videograms, including any amounts received for or in connection with the distribution of Videograms including DW Videograms which are not specifically allocated or credited to the distribution of specific Videograms consistent with Schedule
I.8. All such advances, volume discounts, laboratory and other vendor rebates and other economic consideration or financial advantages will be allocated to the DW Videograms according to the terms of the agreements in question, or, if such agreements do not provide a means of allocation, on a fair and reasonable basis (subject to later reconciliation if and to the extent such reconciliation was in retrospect unfair or unreasonable to the other party). DW shall have access to any agreement which provides for any such advance, volume discount, laboratory or other vendor rebate or other economic consideration or financial advantages, subject to the conditions set forth in Paragraph 8 of Schedule I with respect to third party suppliers]. No rebates which relate, in whole or in part, to the DW Videograms shall be granted to any third party which renders services or suppliers without DW's specific written consent.

10.   CURRENCY

      Other than amounts which cannot legally be remitted from the country in which they are earned ("Blocked Currency"), all amounts payable hereunder shall, as DW elects, be paid in either U.S. currency or the currency of the country where such Domestic Receipts or Foreign Receipts are received. In the event that DW elects to be paid such amounts in U.S. currency, the amounts shall be converted, using the same exchange rate for Service Expenses and Foreign Receipts, on specified dates of which CIC and/or MCA shall notify DW on an ongoing basis and which shall be the same dates and rates used for the CIC Owners' Videograms; provided, if the amounts are not converted directly from the foreign currency in which they were received to U.S. currency (i.e., if intermediary conversion to other currency(ies) is utilized), then MCA shall bear all risk from fluctuation of such intermediary currencies. Notwithstanding the above, DW shall have absolute approval over any currency hedging contracts applicable to the DW Videograms entered into by CIC. DW shall have the right to enter into foreign currency hedging contracts with respect to amounts due hereunder. In the case of Blocked Currency, DW shall have the right to elect whether to receive some or all of the payment which may be due in such Blocked Currency, in the country where it is located. DW may use such amounts to pay MCA for any Service Expenses, Domestic Service Fee or Foreign Service Fee or other amounts due hereunder on the DW Videograms in the country of such Blocked Currency or make any other arrangements with respect thereto as are available to MCA, CIC or the CIC Owners. To facilitate this, MCA shall advise DW in writing as to Foreign and Domestic Receipts, if any, which are in Blocked Currency and MCA shall, at the written request of DW (subject to any and all limitations, restrictions, laws, rules and regulations affecting such transaction) deposit into bank designated by DW in the country involved, or pay to any other party designated by DW in such country, any Blocked Currency which would have been payable to DW hereunder. Such deposits or

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payments to or for DW shall constitute due remittance to DW, and MCA shall have no further interest therein or responsibility therefor. At DW's election, CIC will convert such deposits or payments into U.S. dollars to the same extent and in the same manner and proportion that CIC is able to convert such funds for the CIC Owners' Videograms.

11.   ACCOUNTING

      A. MCA shall furnish, and shall cause CIC to furnish, to DW, on a monthly basis, within *** from the end of each MCA accounting month, revenue and payment detail reports (the "Payment Reports") in a format approved by DW, which format may change from time to time in DW's sole discretion (provided, however, that if CIC and/or MCA are required to incur any new additional costs (of which CIC and/or MCA notifies DW in advance) for outside personnel CIC and/or MCA are required to engage solely in order to furnish any Payment Reports which are re-formatted to DW's specifications and which are not included within the scope of services which DW reasonably expects to be rendered by CIC and/or MCA under this Exhibit "B", CIC and/or MCA shall not be required to furnish such re-formatted Payment Reports unless DW pre-approves such costs and agrees to reimburse CIC and/or MCA, as applicable, for same (subject to appropriate reduction, to be mutually agreed, if and to the extent that the format of such re-formatted Payment Reports is used for similar reports [subject to DW's prior approval] to any party other than DW). Any dispute as to whether such re-formatted Payment Reports are reasonably expected to be within the scope of services to be rendered by CIC and/or MCA hereunder will be subject to dispute resolution pursuant to Paragraph 10 of the Master Agreement. Each Payment Report shall reflect, on both a monthly and cumulative basis, the following information relating to all Videograms for which MCA renders fulfillment services, with such information separately provided for DW Videograms for each territory in which the DW Videograms are distributed: the wholesale price derived per Videogram during such month and the number of DW Videograms sold or otherwise distributed during such month; all information relating to MCA receivables and actual receipts from the DW Videograms hereunder, including receipts from Subdistributors and Foreign Intermediary Entities; all information relating to all costs and expenses payable and actually paid in connection with MCA's and CIC's manufacture of, and fulfillment services for, Videograms (including for DW Videograms, the Service Expenses); and a listing of outstanding inventory of DW Videograms on a title-by-title basis. Each Payment Report shall be certified as correct by MCA's and CIC's chief financial officer. All Service Expenses and Receipts shall be fully crossed among all DW Videograms hereunder for purposes of recoupment by MCA of its advances of Service Expenses hereunder; in no event will Service Expenses and Receipts be crossed between this Exhibit "B" and Exhibit "A" (except only if and to the extent that DW fails to timely make any payments required hereunder). Payment Reports may be corrected, adjusted, or supplemented by MCA from time-to-time to reflect adjustments, uncollectible amounts, errors, etc. No Payment Reports need be rendered for any accounting period during which there are no Receipts or Service Expenses to be reported.

      B. Concurrently with its receipt of each Payment Report, MCA will pay or cause to be paid to DW amounts indicated thereon to be due to DW. All payments hereunder to DW or MCA, as the case may be, shall be made by wire transfer or such other method as may be approved by DW and MCA. Payments to DW shall be made to DW or any entity designated from time-to-time by DW. Alternatively, at DW's election, such payment shall be made directly by MCA International, B.V. in the Netherlands to a DW subsidiary in the United Kingdom or such other country as DW may designate, provided that any additional remittance or other taxes

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paid by MCA and resulting from payment being so made shall be a Service Expense, in which event MCA will rebate to DW *** of such tax credits at the end of such year and the remaining *** at the end of the following year.

      C. Interest shall be charged on any amount which is not paid when payable hereunder by either party at *** from time-to-time in effect. Such interest shall be paid at the same time as the associated principal payment shall be made.

12.   ACCESS AND AUDIT RIGHTS

      A. MCA shall keep, and shall cause CIC to keep, full, true and complete records and books of accounts together with all supporting vouchers and documents relating to the rendition of MCA's fulfillment services, including without limitation, the manufacture, sales, promotion, duplication, printing, packaging, shipping and handling of DW Videograms and DW's distribution of DW Videograms within the Territory (collectively, "Records"), and maintain, and cause CIC to maintain, for a period of seven years following DW's receipt of a Payment Report all Records relevant thereto. Notwithstanding the foregoing, MCA shall in any event, and shall cause CIC in any event to, keep and maintain (or deliver to DW) all of the above mentioned materials for any longer period required to complete an open audit of DW of which DW gives notice or in the event of an unresolved dispute with any participant or third party related to a DW Videogram of which DW gives notice.

      B. MCA grants DW and its agents, employees and representatives the rights, from time-to-time at all times during the Term and for a period of *** after the latter of the expiration of the Term and the delivery of the last Payment Report hereunder, with reasonable prior notice to MCA and at all reasonable hours and with reasonable frequency, to examine, audit and take excerpts from and make copies of any such records, invoices, book of account, computer or data base information, and all other documents or correspondence, related to the provision of fulfillment services for DW Videograms and/or to the calculation of amounts due to or from DW hereunder; provided, however, transactions will not be subject to audit more than five years after delivery to DW of the Payment Report in which such transactions are initially reported. Notwithstanding the foregoing, DW shall only be entitled to confidential third party information to the extent the same is reasonably necessary to resolve an issue(s) under audit; if MCA and/or CIC refuses to supply any such information, the parties will submit to dispute resolution pursuant to Paragraph 10 of the Master Agreement and the "Judge" (as defined in the Master Agreement) shall impose such reasonable procedures (including, without limitation, limiting disclosure to auditors, redaction and in camera proceedings) as the Judge deems necessary to accord information reasonably necessary to conduct the audit while preserving confidentiality. DW's audit rights hereunder shall include the right to examine and inspect all inventory of DW Videograms in the possession or control of MCA, CIC and any Subdistributors and/or the duplication, printing and storage facilities used by MCA. All such audits shall, except as otherwise provided in Paragraph 12.C. below, be at DW's sole cost and expense.

      C. If an audit discloses any inaccuracies or discrepancies in MCA's and/or CIC's books and records with respect to the fulfillment services or the calculation of amounts payable to or from DW, MCA and/or CIC, as applicable, shall cure such inaccuracies and discrepancies within thirty (30) days following notice thereof. In the event an audit shall uncover a deficiency

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as of the end of the period audited, or for any period of at least six months during the period audited, in each case equal to or greater than *** in any account owed at any time by MCA and/or CIC, as applicable, to DW hereunder, MCA and/or CIC, as applicable, shall immediately pay DW (i) said deficiency in full; and, (ii) all costs and expenses in connection with such audit including, without limitation, hotel and airfare expenses.

      D. In the event of an audit, MCA and/or CIC, as applicable, shall provide DW and its agents, employees and representatives with reasonable and suitable physical conditions in which to conduct such audit, including, without limitation, a desk and chair, adequate lighting and suitable ventilation, as well as a copying machine with which to make copies. MCA shall cause each Subdistributor to comply with the foregoing.

      E. Each of MCA, CIC and DW shall use reasonable efforts to conduct any audit in an expeditious manner.

      F. MCA/CIC Owned Businesses: With respect to the provision of fulfillment services hereunder, any agreement with any supplier or other business entity owned in whole or in part, directly or indirectly, by MCA and/or CIC or any CIC Owner ("Owned Business") shall be fair and reasonable in marketplace and on an arm's-length basis. MCA shall use its best efforts to audit and monitor any agreement with an Owned Business to ensure that DW is not prejudiced in any fashion as a result of such business being owned by MCA, and shall supply to DW all information with respect thereto supplied to any other party for whom MCA renders Videogram fulfillment services and/or the CIC Owners, as the case may be, including the results of any such audit or procedure.

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                                  SCHEDULE III

                              HOME VIDEO ACCOUNTING
                                     9/11/96

Domestic (including Canada)

      The procedure would be as follows:

      1. On the first business day after the *** of each month, MCA will pay to DW, or DW will pay to MCA, an amount based on:

      - *** of amounts first due to MCA from customers that month from the initial distribution of a video (i.e., excluding catalogue sales), less

      -     *** of expenses first payable by MCA that month.

      2. On the first Friday (assuming it's a business day, or the first business day thereafter if it's not) following the first Monday after the close of each accounting month, MCA will pay to DW any net positive amount, or DW will pay to MCA any net negative amount, based on:

      - *** of cumulative actual receipts by MCA (as determined from information available and recorded in the ordinary course) through the preceding accounting month for both initial distribution and catalogue sales net of receipts included in prior accountings (i.e., receipts are continuously trued up on a cumulative basis on the basis of ordinary course information), less

      - *** of cumulative expenses paid by MCA (as determined from information available and recorded in the ordinary course) through the preceding accounting month net of expenses included in prior accountings (i.e., expenses are continuously trued up on a cumulative basis on the basis of ordinary course information).

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      3. Returns during any month will be netted against cumulative receipts through that month. Credits for coop advertising will reduce receipts due when issued. The parties will negotiate in good faith and agree upon reasonable bad debt reserves if necessary based on actual experience (the failure to agree being subject to dispute resolution).

Foreign

      Because different territories have different due dates and the payment pattern varies widely, we will use the following (which reflects MCA's averages):

      1. On the 25th of each month (assuming it's a business day, or the first business day thereafter if it's not), MCA will pay to DW any positive amount, or DW will pay to MCA any negative amount, based on:

      -     The sum of (i) *** of amounts first due to MCA for that month, plus
            (ii) *** of amounts first due to MCA for the immediately preceding month, minus (iii) the extent to which receipts included in prior accountings for cumulative amounts due MCA through the second preceding month exceed cumulative actual receipts through the immediately preceding month (as determined from information available and recorded in the ordinary course) for such amounts due through such second preceding month (i.e., cumulative amounts received would be continuously trued up to cumulative amounts due through the second preceding month), less

      -     The sum of (a) *** of expenses first payable by MCA that month, plus
            (b) *** of expenses first payable by MCA during the immediately preceding month, minus (iii) the extent to which expenses included in prior accountings for cumulative expenses first payable by MCA through the second preceding month exceed cumulative actual expenses paid by MCA through the immediately preceding month (i.e., cumulative expenses paid would be continuously trued up to cumulative expenses first payable through the second preceding month).

      2. To the extent relevant, returns during any month will be netted against cumulative receipts through that month. The parties will negotiate in good faith and agree upon reasonable bad debt reserves if necessary based on actual experience (the failure to agree being subject to dispute resolution).

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                                  EXHIBIT "B-1"

                             MEMORANDUM OF AGREEMENT
           BETWEEN DREAMWORKS L.L.C. AND UNIVERSAL CITY STUDIOS. INC.

                                 SUBDISTRIBUTORS

DW intends to enter into subdistribution agreements as it determines in its sole discretion in those markets and territories in the "Foreign Territory" (as defined in Exhibit "B") in which it does not distribute the DW Videograms. With respect to such subdistribution agreements, it is agreed as follows:

      1. DW shall select, and may contract in its own name with, each subdistributor (and, in this regard, DW agrees where appropriate and in DW's sole discretion to utilize the subdistributors which are pre-approved in Paragraph 4 below and which CIC uses in the applicable territory(ies)).

      2. If and to the extent required by DW, CIC will render certain fulfillment services (e.g., manufacturing and shipping DW Videograms, collecting monies on DW's behalf, etc.) in connection with such subdistribution agreements, subject in all instances to the provisions of Exhibit "B", including provisions related to expiration or termination of the Term. For each subdistribution agreement in connection with which CIC renders fulfillment services, CIC shall be entitled to a Service Fee based upon Subdistributor Revenue in the amount of *** of the applicable Foreign Schedule Percentages (and MCA shall not be entitled to any Service Fee in connection with same); provided, however, that Foreign Receipts and Subdistributor Revenue will be aggregated in any event for purposes of calculating the Foreign Receipts breakpoints for the Foreign Schedule Percentages in Paragraph 5 of Schedule II of Exhibit "B".

      3. Notwithstanding the expiration of the Term as set forth in Exhibit "B" (but not DW's earlier termination thereof for cause as otherwise provided in Exhibit "B"), but subject to the first sentence of Paragraph 2 above, the terms and conditions of Exhibit "B" and this Exhibit "B-1" shall continue to apply to, and for such limited purpose only, the Term shall be extended with respect to one or more DW Videograms, for such additional period of time as may be required (and solely to the extent required) by applicable subdistribution agreements entered into pursuant to this Exhibit "B-l".

      4. List of Approved Subdistributors, Territories and terms of subdistribution:

      [ ]

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                                  SCHEDULE B-TC

      AMENDED AND SUPPLEMENTAL TERMS AND CONDITIONS APPLICABLE TO EXHIBIT B

1. Territory. "Territory" as defined in Exhibit B refers to the Domestic Territory and the Foreign Territory.

      a. "Domestic Territory" means the entire territorial United States and its possessions, territories and commonwealths, including the U.S. Virgin Islands, Puerto Rico, Guam, and the former U.S. Trust Territories of the Pacific Islands, including the Carolina Islands, the Marshall Islands and the Mariana Islands, Saipan and American Samoa; the Dominican Republic, the British Virgin Islands, the Bahamas, Bermuda, Saba Island, St. Eustatius Island, St. Kitts Island, St. Martin Island, St Maarten Island; and Canada and its possessions and territories.

      b. "Foreign Territory" means the entire world, excluding only:

            i. The Domestic Territory;

            ii. Republic of South Korea and the Democratic People's Republic of North Korea to the extent DW assigns the right to render Fulfillment Services in connection with DW Videograms in such countries to or through DW's Korean shareholder or any of its Affiliates, or any of their successors or designees; and

            iii. Japan or the "German Territory", as DW may elect. The Federal Republic of Germany, the Republic of Austria and German-language rights in Switzerland, Lichtenstein, Luxembourg and Alto Adige shall constitute the German Territory. At any time during the Term, as a basis to raise additional capital, DW may assign or grant to any third party(ies) the right and obligation to render Fulfillment Services in connection with DW Pictures for either Japan or the German Territory, in which event FSP shall not have the right and obligation to render Fulfillment Services in connection with the applicable DW Pictures in the designated territory, except as otherwise may be provided in Exhibit B; provided, however, that DW shall provide Universal with 90 days notice prior to the effective date of any such assignment or grant, and DW shall hold Universal harmless from third party claims and actual out-of-pocket losses (i.e., excluding internal costs, profits, and/or consequential damages) resulting from any such assignment or grant (including costs incurred in terminating personnel as a result thereof). Notwithstanding the foregoing, DW shall have the right to cause FSP to provide to such third party(ies) all of the Fulfillment Services required in connection with DW Videograms in the designated territory, in which event FSP shall be entitled to the applicable "Foreign Service Fees" set forth in Schedule B-II of Exhibit B, calculated on the "Foreign Receipts" (as defined in Exhibit B) derived from the applicable territory and such Foreign Receipts shall be taken into account for purposes of calculating the Foreign Receipts breakpoints for the Foreign Schedule Percentages in Schedule B-II of Exhibit B. DW and applicable third parties shall have access to all DW Picture elements and related materials in accordance with Exhibit B, provided DW and such third parties shall bear all duplication, freight and delivery costs in connection therewith.

2. Videogram. "Videogram" as defined in Exhibit B shall include video CDs (i.e., "VCDs").

3. Services. FSP shall supply and render, at no cost or expense to DW, except for FSP's retention of the applicable Service Fees set forth in Exhibit A or expressly set forth in Paragraphs 1.b and 5 of this Schedule B-TC, the services ("Services") set forth in Exhibit FS, attached hereto and incorporated herein by reference.

      In territories where Universal does not provide certain Fulfillment Services contemplated under Exhibit "B" (including the Services) and DW pays the third party costs attributable thereto (i.e., sales [e.g. Sales Agents in Italy], marketing, finance or operations [e.g., Sales and Distribution Agreement in Japan]), the parties agree that the fee due to Universal shall be reduced *** in the event that Sales and/or Distribution Services are not provided in such territory.

      DW agrees that it will negotiate and consider in good faith an agreement for the provision of fulfillment services by Universal for DVDs in Japan provided that Universal is (or will be) substantially capable of providing such services to DW as of the agreed-upon date of commencement of the provision of such services.

4. Self-Help; Cure. If DW believes the performance of Fulfillment Services set forth in paragraph 1 of Exhibit FS is substandard as compared to those commonly rendered in the industry, DW will notify Universal in writing of such belief, including detailed substantiation of its position. Universal will have 90 days to substantially cure such substandard performance. At the end of the cure period, DW will either approve Universal's remedy on the basis that it represents a substantial cure (which approval shall not be unreasonably withheld), or disapprove the cure. If DW disapproves the cure, and the parties do not otherwise mutually agree, the matter shall be submitted to arbitration pursuant to the procedures set forth herein (except that the same shall be conducted and completed within 30 days from commencement) for determination of the provision of services issues and the remedy, if any, therefor.

5. Pick, Pack & Ship; Replenishment; Returns Processing. DW shall be responsible for the cost of pick/pack/ship services, replenishment and returns processing of DW Videograms on a worldwide basis, whether such services are rendered by FSP or a third party, provided that such costs in the case of FSP shall be limited to FSP's actual cost of providing such services, but not to exceed the most favorable rate available to DW as charged by third parties for such services.

6. CIC Audit. DW and FSP agree to promptly resolve, within six months (6) months from execution of the DW/[ ] Master Agreement, DW's pending audit claims for the territories of Italy, Germany, Japan, Spain, the United Kingdom and France resulting from the audit of Cinema International Corporation B.V. by DW's independent auditors.

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7.    Accounting/Payments. DW and FSP agree to the following modifications with respect to accountings and payments pursuant to Exhibit B.

      a. All Domestic Territory and Foreign Territory video payments shall be made to DW based on ***, rather than ***. Deemed Receipts, Services Expenses and Service Fees shall be settled monthly with *** of the same due on a sixty (60) day lag from the end of the month in which DW Videograms are shipped and billed, or Service Expenses are incurred, and the remaining *** of the same on a ninety (90) day lag from the end of the month in which DW Videograms are shipped and billed, or Service Expenses are incurred. Deemed Receipts shall be defined as gross shipments, less actual returns, sales allowances, and discounts, and substantial unpaid receivables (provided that Universal shall promptly notify DW of the same and the parties shall negotiate in good faith the appropriate accounting and settlement of the same). FSP shall not establish return reserves at any time. Notwithstanding the foregoing, the parties agree that the intent hereof is an interest-neutral position for both parties, and if there is a change to receivables dating that substantially effects Deemed Receipts concerning DreamWorks Videograms, the parties shall discuss and revise in good faith.

      b. Foreign Receipts and Foreign Service Expenses shall be translated at the average exchange rate in the month they are incurred. No adjustments up or down for currency fluctuations are permitted.

      c. Sales and returns reporting for the Domestic Territory must be made available to DW within *** business days of FSP's month-end close.

      d. FSP shall provide electronic reporting to DW within *** business days of FSP's Foreign Territory month-end close.

      e. Domestic and Foreign Territory reporting shall include revenue, actual returns, and manufacturing costs by format.

Except as specifically provided above, all other terms and conditions set forth in Exhibit B shall continue in full force and effect.

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